Acamar Investments, Inc.
45793 Luckakuck Way, Suite 202
Chilliwack, British Columbia
Canada V2R 5S3

Poly Shield Technologies Inc.
(Formerly known as GlobeTrac Inc.)
428 Plaza Real #419
Boca Raton, Florida 33432

Extension of repayment of $260,000 US loan advanced to Poly Shield Technologies.

This note certifies that Acamar Investments, Inc. has agreed to extend the repayment of the $260,000 US loan issued to Poly Shield Technologies Inc. on April 19, 2012, and due on October 19, 2012, for an additional six months. As such, the repayment due date will be extended to April 19, 2013.

All other terms and conditions of the loan remain unchanged.

Dated: October 17, 2012

Per: ______________________

Bernie Van Maren – Secretary
Acamar Investments, Inc.